SHAREHOLDER SERVICES AGREEMENT


[Name]
[Address]
[City, State, Zip]

Ladies and Gentlemen:

      The Board of Directors of Advisor's Fund (the "Company"), an open-end management investment company organized as a Kansas corporation and registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "1940 Act"), on behalf of the beneficial holders of shares of common stock ("Shares") of each of the investment portfolios of the Company (individually, a "Fund" and collectively, the "Funds"), have adopted a Shareholder Services Plan for the Shares (the "Plan") which, among other things, authorizes the Company to enter into this Agreement with you (the "Authorized Firm"), concerning the provision of service activities to your clients, members, or customers ("Customers") who may from time to time beneficially own such Funds' Shares. The terms and conditions of this Agreement are as follows:

1.    REFERENCE TO PROSPECTUS; DETERMINATION OF NET ASSET VALUE.

1.1 Reference is made to the prospectus for the Shares of each Fund (individually, a "Prospectus" and collectively, the "Prospectuses") as from time to time are effective under the Securities Act of 1933 (the "1933 Act"). Terms defined therein and not otherwise defined herein are used herein with the meaning so defined.

1.2 For purposes of determining the fees payable to you under Section 3, the average daily net asset value of a Fund's Shares will be computed in the manner specified in the Company's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of such Fund's Shares for purposes of purchases and redemptions.

2.    SERVICES AS AUTHORIZED FIRM.

2.1 The Authorized Firm is hereby authorized and may from time to time undertake to perform support services to Customers in connection with investments in the Shares of a Fund, which services may include, but are not limited to: the provision of personal, continuing services to investors in each Fund; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with contractowners and answering questions and handling correspondence from contractowners about their accounts; acting as the sole shareholder of record and nominee for contractowners; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing subaccounting services for Fund shares held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; [performing daily investment ("sweep") functions for contractowners;] general account administration activities; and providing such other similar services as the Company may reasonably request to the extent the Authorized Firm is permitted to do so under applicable statutes, rules, or regulations. Overhead and other expenses of the Authorized Firm related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

2.2 The Authorized Firm will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in the Authorized Firms's business, or any personnel employed by the Authorized Firm) as may be reasonably necessary or beneficial in order to provide such support services with respect to a Fund's Shares.

2.3 The minimum dollar purchase of a Fund's Shares (including Shares being acquired by Customers pursuant to any exchange privileges described in the Fund's Prospectus) shall be the applicable minimum amount set forth in the Prospectus of such Fund, and no order for less than such amount shall be accepted by the Authorized Firm. The procedures relating to the handling of orders shall be subject to instructions which the Company shall forward from time to time to the Authorized Firm. All orders for a Fund's Shares are subject to acceptance or rejection by the Company in its sole discretion, and the Company may, in its discretion and without notice, suspend or withdraw the sale of a Fund's Shares, including the sale of such Shares to the Authorized Firm for the account of any Customer or Customers.

2.4 In no transaction shall the Authorized Firm act as dealer for its own account; the Authorized Firm shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, its Customers. For all purposes of this Agreement, the Authorized Firm will be deemed to be an independent contractor, and will have no authority to act as agent for the Company or any dealer of the Shares in any matter or in any respect. No person is authorized to make any representations concerning the Company or a Fund's Shares except those representations contained in the Fund's then-current Prospectus and Statement of Additional Information and in such printed information as the Company may subsequently prepare.

2.5 The Authorized Firm and its employees will, upon request, be available during normal business hours to consult with the Company or its designees concerning the performance of the Authorized Firm's responsibilities under this Agreement. Any person authorized to direct the disposition of monies paid or payable pursuant to Section 3 of this Agreement will provide to the Company's Board of Directors, and the Company's Directors will review at least quarterly, a written report of the amounts so expended.

      In addition, the Authorized Firm will furnish to the Company or its designees such information as the Company or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of support services with respect to Shares described herein), and will otherwise cooperate with the Company and its designees (including, without limitation, any auditors designated by the Company), in the preparation of reports to the Company's Board of Directors concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

3.    FEES.

3.1 In consideration of the costs and expenses of furnishing the services and facilities provided by the Authorized Firm hereunder, and subject to the limitations of applicable law and regulations, the Authorized Firm will be compensated quarterly at an annual rate of up to but not more than 0.50% of the average daily net assets of the Fund attributable to the Fund's Shares which are attributable to or held in the name of the Authorized Firm for its Customers.

3.2 The fee rate with respect to any Fund may be prospectively increased or decreased by the Company, in its sole discretion, at any time upon notice to the Authorized Firm.

4.    REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

4.1 By written acceptance of this Agreement, the Authorized Firm represents, warrants, and agrees that: (i) the Authorized Firm will provide to Customers a schedule of the services it will perform pursuant to this Agreement and a schedule of any fees that the Authorized Firm may charge directly to Customers for services it performs in connection with investments in the Company on the Customer's behalf; and (ii) any and all compensation payable to the Authorized Firm by Customers in connection with the investment of their assets in the Company will be disclosed by the Authorized Firm to Customers and will be authorized by Customers and will not result in an excessive fee to the Authorized Firm.

4.2 The Authorized Firm agrees to comply with all requirements applicable to it by reason of all applicable laws, including federal and state securities laws, the Rules and Regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, and the 1940 Act. The Company has furnished the Authorized Firm with a list of the states or other jurisdictions in which the Company believes the Shares of the Funds are qualified for sale, and the Authorized Firm agrees that it will not purchase a Fund's Shares on behalf of a Customer's account in any jurisdiction in which such Shares are not qualified for sale. The Authorized Firm further agrees that it will maintain all records required by applicable law or otherwise reasonably requested by the Company relating to the services provided by it pursuant to the terms of this Agreement.

4.3 The Authorized Firm agrees that under no circumstances shall the Company be liable to the Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Plan.

5.    EXCULPATION; INDEMNIFICATION.

5.1 The Company shall not be liable to the Authorized Firm and the Authorized Firm shall not be liable to the Company except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Company or by the Authorized Firm of compliance with any applicable law, rule, or regulation.

5.2 The Authorized Firm will indemnify the Company and hold it harmless from any claims or assertions relating to the lawfulness of the Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with the Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Company shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by the Authorized Firm.

6.    EFFECTIVE DATE; TERMINATION.

6.1 This Agreement will become effective with respect to each Fund on the date of its acceptance by the Authorized Firm. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms, provided that the continuance of the Plan is specifically approved at least annually in accordance with the terms of the Plan.

6.2 This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act). This Agreement may be terminated with respect to any Fund by the Company or by the Authorized Firm, without penalty, upon sixty days' prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Company's Directors or a majority of the outstanding Shares of a Fund on sixty days' written notice.

7.    GENERAL.

7.1 All notices and other communications to either the Authorized Firm or the Company will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth on page 1 hereof, or at such other address as either party may provide in writing to the other party.

7.2 The Company may enter into other similar agreements for the provision of Shareholder support services with any other person or persons without the Authorized Firm's consent.

7.3 Upon receiving the consent of the Company, the Authorized Firm may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that the Authorized Firm shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Authorized Firm shall be responsible, to the extent provided in
      Article 5 hereof, for all acts of such subcontractor as if such acts were its own.

7.4 This Agreement supersedes any other agreement between the Company and the Authorized Firm relating to support services in connection with a Fund's Shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Kansas and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

7.5 It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the property of the Company. The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Directors, acting as such, and neither such authorization by the Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Company as provided in the Company's Articles of Incorporation.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

                                          Advisor's Fund

                                          By:
                                          Title:--------------------------

The foregoing Agreement is hereby accepted:

[Authorized Firm]


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